Exhibit 99.1

For Further Information:

Scheid Vineyards Inc.  (Nasdaq SCM:  SVIN)

305 Hilltown Road

Salinas, CA 93908

(831) 455-9990

www.scheidvineyards.com

CONTACT:	Scott Scheid, President and Chief Executive Officer
Mike Thomsen, Chief Financial Officer

For Immediate Release:

January 30, 2006

SCHEID VINEYARDS INC. ANNOUNCES BOARD AND STOCKHOLDER APPROVAL OF REVERSE STOCK SPLIT

SALINAS, CA - January 30, 2006 - Scheid Vineyards Inc. (Nasdaq SCM:  SVIN) announced today that its Board of Directors, and stockholders owning a majority of its voting stock, have approved a 1-for-5 reverse stock split (the “Reverse Stock Split”) of its Class A and Class B Common Stock. If the transaction is consummated, Scheid expects to have less than 300 stockholders of record, which would enable Scheid to voluntarily terminate the registration of its Class A Common Stock under the Securities Exchange Act of 1934, as amended, and become a non-reporting company. As a result, Scheid would no longer be required to file periodic reports and other information with the Securities and Exchange Commission (the “SEC”). Upon careful consideration of the costs, administrative burdens and competitive disadvantages associated with being a SEC reporting company, Scheid’s Board of Directors believes it to be advisable and in the best interests of Scheid and its stockholders to change its status to a non-reporting company.

Scheid has also filed today a Schedule 14C Preliminary Information Statement and a Schedule 13E-3 Transaction Statement with the SEC describing the Reverse Stock Split in detail. Following any review by the SEC, Scheid plans to disseminate a Definitive Information Statement to its stockholders and amend its Certificate of Incorporation (the “Amendment”) with the Delaware Secretary of State. Scheid is unable to determine the exact effective date of the Reverse Stock Split at this time. The Company’s Board of Directors, in its sole discretion, reserves the right to abandon the Reverse Stock Split prior to its effective date, if it determines that abandoning the Reverse Stock Split is in the best interests of the Company.

In connection with the deregistration process, Scheid will request that Nasdaq delist its Class A Common Stock from The Nasdaq SmallCap Market.  Scheid anticipates that its shares of Class A Common Stock will be traded on the Pink Sheets Electric Quotation Service, but can make no assurances that any broker will make a market in the Scheid’s Class A Common Stock.  The “Pink Sheets” is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its website, http://www.pinksheets.com/.

On the effective date of the Amendment, stockholders holding fewer than five (5) shares immediately prior to the effectiveness of the Amendment, and stockholders holding a number of shares not evenly divisible by five (5), of either Class A or Class B Common Stock, will receive a cash payment in the amount of $9.25 per pre-split share, in lieu of a fraction of a share of new Class A Common Stock and/or new Class B Common Stock that would otherwise be issued following the Reverse Stock Split.

All stockholders are urged to read the Preliminary Information Statement and Schedule 13E-3 and any other relevant documents filed with the SEC, since they will contain important information about the proposed transaction. Stockholders may obtain the documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, stockholders may obtain documents filed with the SEC by Scheid free of charge by requesting them in writing from Scheid, 305 Hilltown Road, Salinas, California 93908, or by telephone at (831) 455-9990. Scheid will also mail a copy of the Definitive Information Statement to its stockholders.

About Scheid Vineyards Inc.

Scheid Vineyards Inc. (www.scheidvineyards.com) is an independent producer of premium wine grapes and bulk wine. Scheid operates approximately 5,700 acres of vineyards, primarily in Monterey County, California. Scheid sells most of its grape production under short and long-term grape and bulk wine contracts to wineries producing high quality table wine. Scheid also operates a winery with an approximately 11,000 ton processing capability in which Scheid produces bulk wine, as well as a small amount of ultra premium wine under its own label.

Forward Looking Statements

Those statements above that involve expectations or intentions (such as those related to the proposed transaction) are forward-looking statements within the meaning of the U.S. securities laws, involving risks and uncertainties, and are not guarantees of future performance. You are cautioned that these statements are only predictions and that forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: future decisions by the SEC or other governmental or regulatory bodies; and other risks outlined in our filings with the SEC, including the annual report on Form 10-KSB for the year ended December 31, 2004 and the most recent quarterly report on Form 10-QSB for the third fiscal quarter ended September 30, 2005. All forward-looking statements are only as of the date they are made and Scheid disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.